Exhibit 8.1

May 13, 2010	59104.00005
Strategic Hotels & Resorts, Inc. 200 West Madison Street, Suite 1700 Chicago, Illinois 60606-3415
Re: Status as a Real Estate Investment Trust (“REIT”); Information in the Prospectus Supplement under “Material federal income tax considerations”

Dear Ladies and Gentlemen:

We have acted as counsel to Strategic Hotels & Resorts, Inc., a Maryland corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-3 filed by the Company with the Securities and Exchange Commission (the “SEC”) on March 4, 2009, SEC File No. 333-157694 (the “Registration Statement”) and in connection with the preparation of the preliminary prospectus supplement to the Registration Statement dated May 10, 2010 (the “Preliminary Prospectus Supplement”) and the final prospectus supplement, dated May 13, 2010 (the “Final Prospectus Supplement”). You have requested our opinions concerning (i) the qualification and taxation of the Company as a REIT and (ii) the information in the Registration Statement under the heading “Material federal income tax considerations” as supplemented by the Preliminary Prospectus Supplement and the Final Prospectus.

In formulating our opinions, we have reviewed and relied upon the Prospectus Supplement, such other documents and information provided by you, including a letter from an authorized officer of the Company or its manager containing certain representations made by the Company relating to the organization and actual and proposed operation of the Company, as we have considered necessary or desirable for purposes of the opinions expressed herein. In addition, we have relied upon applicable provisions of law, including those listed below.

For purposes of our opinions, we have not made an independent investigation of the facts set forth in such documents, representations from the Company or the Prospectus Supplement. We have, consequently, relied upon your representations that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts.

In rendering these opinions, we have assumed that the transactions contemplated by the foregoing documents will be consummated in accordance with the operative documents, and that such documents accurately reflect the material facts of such transactions. In

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addition, the opinions are based on the correctness of the following specific assumptions: the Company has operated and will continue to be operated in the manner described in its organizational documents, in the Prospectus Supplement and in the representation letter delivered to us by an officer of the Company, and all terms and provisions of such agreements and documents have been and will continue to be complied with by all parties thereto.

Our opinions expressed herein are based on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder, and the interpretations of the Code and such regulations by the courts and the Internal Revenue Service, all as they are in effect and exist at the date of this letter. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A change that is made after the date hereof in any of the foregoing bases for our opinions could adversely affect our conclusions.

Based upon and subject to the foregoing, it is our opinion that:

1. Commencing with the Company’s taxable year ended December 31, 2004, the Company has been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and the Company’s actual and proposed method of operation, as described in the Registration Statement, the Preliminary Prospectus Supplement and the Final Prospectus Supplement and as represented by the Company, has enabled it and will continue to enable it, under current law, to meet the requirements for qualification and taxation as a REIT under the Code.

2. The information in the Registration Statement under the heading “Material federal income tax considerations,” as supplemented by the Preliminary Prospectus Supplement and the Final Prospectus, to the extent that it constitutes matters of law or legal conclusions, has been reviewed by us and is a fair and accurate summary of the material U.S. federal income tax considerations relevant to potential investors.

Other than as expressly stated above, we express no opinion on any issue relating to the Company or to any investment therein.

This opinion is being furnished to you for submission to the SEC as an exhibit to the Company’s Current Report on Form 8-K (the “Current Report”), which is incorporated by reference in the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Current Report and the said incorporation by reference and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Paul, Hastings, Janofsky & Walker LLP